Exhibit 3.2

MICT, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Darren Mercer and Moran Amran, do hereby certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of MICT, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 15,000,000 shares of preferred stock, none of which are issued and outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 15,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 33,687.21 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(b)(iii).

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Period Commencement Date” means the later of (a) January 1, 2023 and (b) the date that is ninety (90) days following the date of the closing under the Merger Agreement.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of all Conversion Shares of the Holders, who shall be named as “selling stockholders” therein and meets the requirements of the Merger Agreement.

“Effective Date” means the date that the Conversion Shares Registration Statement filed by the Corporation pursuant to the Merger Agreement is first declared effective by the SEC.

“Equity Securities” means any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities.

“Delaware Courts” shall have the meaning set forth in Section 9(c).

“Dividend Payment Date” shall have the meaning set forth in Section 3.

“Holder” shall have the meaning set forth in Section 2.

“Junior Securities” means the Common Stock and all securities of the Corporation which are not explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Material Restrictions” means any condition or restriction imposed by Nasdaq in connection with the Nasdaq Change of Control Application that would substantially inhibit the ability of Dozy Mmobuosi, as the controlling beneficial owner of Tingo, Inc., to (i) appoint or remove the members of the Corporation’s board of directors, or (ii) otherwise exercise voting control over the Corporation.

“Merger Agreement” means the Second Amended and Restated Agreement and Plan of Merger, dated as of October 6, 2022, among the Corporation, the original Holder and the other parties thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Nasdaq Change of Control Application” means the approval by the Nasdaq Stock Market of the Corporation’s change of control application with respect to the Corporation’s transaction with Tingo, Inc. pursuant to the Merger Agreement.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Permitted Indebtedness” means (a) the indebtedness existing on the Original Issue Date, (b) indebtedness owed to the Holders under the Preferred Stock, and (c) up to $5,000,000 in the aggregate of additional indebtedness incurred by the Corporation after the Original Issue Date.

“Permitted Issuance” means (a) any issuance of Equity Securities in connection with stock dividends, stock splits or stock subdivisions, (b) any issuance of Common Stock upon the conversion of the Preferred Stock or any other series or class of preferred stock of the Corporation, (c) any issuance of Equity Securities upon the exercise of options outstanding as of the Original Issue Date and in accordance with their terms as in effect on the Original Issue Date, (d) any issuance or sale of Equity Securities for the purpose of funding the payment of dividends on the Preferred Stock, (e) any issuance, sale or authorization of Equity Securities pursuant to the Corporation’s existing compensation arrangements for its directors, officers, employees, consultants and agents, (f) any issuance, sale or authorization of Equity Securities pursuant to any future compensation arrangements for the Corporation’s directors, officers, employees, consultants and agents that are approved by the Corporation’s Compensation Committee, (g) any issuance, sale or authorization of Equity Securities pursuant to or in connection with any dividend reinvestment plan or employee stock purchase plan of the Corporation or the establishment thereof, and (h) any other issuance of Equity Securities in a private placement or similar transaction pursuant to which the Corporation raises additional capital; provided, however, that the issuances referred to in (e) through (h), in the aggregate, do not result in the issuance of shares of Common Stock or Equity Securities convertible into or exercisable or exchangeable for Common Stock in excess of 3% of the Common Stock issued and outstanding on the Original Issue Date.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, and (c) Liens existing on the Original Issue Date.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Director” shall have the meaning set forth in Section 4.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Proxy Statement” means the proxy statement to be filed by the Corporation pursuant to the Merger Agreement in order to solicit the Stockholder Approval.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(i).

“Standard Settlement Period” shall have the meaning set forth in Section 6(b)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Conversion Shares in excess of 20% of the issued and outstanding Common Stock on the Original Issue Date.

“Tingo Business Subsidiaries” means the Delaware Sub (as defined in the Merger Agreement) and its direct and indirect subsidiaries.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Merger Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Merger Agreement.

“Trigger Event” shall have the meaning set forth in Section 7(b).

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series B Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 33,687.21 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 and a stated value equal to $29,684.85 (the “Stated Value”).

Section 3. Dividends. The dividend rate on Preferred Stock shall be 4% per share per annum. Dividends on shares of Preferred Stock shall be fully cumulative, accruing, without interest, from the Original Issue Date through the date of redemption or conversion thereof (provided that, notwithstanding anything to the contrary herein no dividend shall be payable if the Preferred Stock is converted or redeemed in accordance with the provisions hereof on or before the first anniversary of the Original Issue Date, and further provided that such time period shall be extended if at its expiration the Corporation and Tingo, Inc. are still engaged in the process of responding to comments from the Nasdaq Stock Market relating to the Nasdaq Change of Control Application), and which shall be payable solely out of the Corporation’s net profits on a consolidated basis for the corresponding fiscal year, in arrears on December 31 of each year commencing on December 31, 2023 (each, a “Dividend Payment Date”). Each dividend shall be paid to the Holders of record of Preferred Stock as they appear on the stock register of the Corporation on the record date, not less than 10 nor more than 60 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, to Holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. The Holders shall not be entitled to any dividends other than the dividends provided for in this paragraph.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Holders of the Preferred Stock, voting separately as a class, shall have the right to elect two (2) directors (collectively, the “Preferred Directors” and each a “Preferred Director”) at each annual meeting of the Corporation’s stockholders. At any time that there ceases to be any Preferred Stock outstanding, the Preferred Directors shall cease to be qualified as directors and the term of office of all Preferred Directors then in office shall terminate immediately Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the Holders of a majority of the Preferred Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the Holders of a majority of the outstanding Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Automatic Conversion. Upon the latest date (the “Conversion Date”) of (i) the Conversion Period Commencement Date, (ii) the date upon which the Corporation has received approval of the Nasdaq Change of Control Application without Material Restrictions, (iii) the date upon which the Corporation has received Stockholder Approval and (iv) the date upon which the Corporation has effected an increase in the number of shares of Common Stock authorized under its certificate of incorporation, to the extent required to consummate the transactions contemplated by the Transaction Documents, each outstanding share of Preferred Stock shall be automatically converted into 10,000 shares of Common Stock, which in the aggregate shall be equal to 35.0% of Common Stock outstanding immediately prior to the Effective Time as stated in the Merger Agreement.

b) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after the Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Holder (A) Conversion Shares which, on or after the earlier of (i) the six-month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Merger Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends, if any. On or after the earlier of (i) the six-month anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the Conversion Date.

ii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(b)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(b)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

iv. Reservation of Shares Issuable Upon Conversion. Subject to the prior receipt of the Stockholder Approval, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Merger Agreement) be issuable upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement.

v. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round up to the next whole share of Common Stock.

vi. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7. Redemption.

a) In the event that (i) the Corporation or its counsel fail to respond to SEC comments related to the Proxy Statement within five (5) business days following receipt all required documentation required from third parties, including, but not limited to Tingo, Inc., auditors of each of the Corporation and Tingo, Inc. and any other third party advisors of the Corporation and Tingo, Inc., (ii) the Corporation does not cause the Proxy Statement to be mailed to its stockholders within ten (10) days following SEC clearance, or (iii) a quorate meeting of the Corporation’s stockholders is not duly convened for the purpose of obtaining the Stockholder Approval within forty (40) days following the mailing of the Proxy Statement to the Corporation’s stockholders, then unless prohibited by Delaware law governing distributions to stockholders, all issued and outstanding shares of Preferred Stock shall be immediately and automatically redeemed by the Corporation, and all accrued and unpaid dividends thereon to the date of redemption extinguished, in consideration of the right to receive an aggregate amount, in respect of all shares of Preferred Stock, of $1.00 in cash. Notwithstanding anything to the contrary herein, if the occurrence of the event described in (i) is due to the failure of Tingo, Inc. or its representatives to provide to the Corporation or its representatives on a reasonably timely basis any information, document or statement reasonably requested or required by the Corporation in connection therewith, the Preferred Stock shall not be redeemed pursuant to this Section 7(a).

b) In the event that (i) the Corporation does not receive by June 30, 2023 the Stockholder Approval with respect to the issuance of all of the Conversion Shares in excess of 20% of the issued and outstanding Common Stock on the Original Issue Date and the amendment of the Corporation’s certificate of incorporation to increase the number of authorized shares of Common Stock, as provided in the Proxy Statement (ii) the Nasdaq Change of Control Application is rejected, or (iii) Nasdaq requires Material Restrictions in order to approve the Nasdaq Change of Control Application (each a “Trigger Event”), the Holder, at its sole option, shall have the right, but not the obligation, to reduce the Stated Value per share of Preferred Stock in exchange for shares of common stock of Delaware Sub (as defined in the Merger Agreement), up to a maximum of 33% of the outstanding shares of common stock of Delaware Sub. If the Holder exercises its option to acquire the maximum number of shares of common stock of Delaware Sub, the Stated Value per share shall be reduced to $19,789.90. For each 1% the Holder chooses to receive in common stock of Delaware Sub up to the maximum of 33%, the Stated Value per share of Preferred Stock shall decrease by $299.85. Any amounts that equal less than 1% shall be proportionality reduced. On the date that is ninety (90) days following the date on which the earliest Trigger Event occurs, the Corporation shall redeem all outstanding shares of Preferred Stock for the Stated Value, as, and if, reduced pursuant to this Section 7(b). The recipient of the proceeds of any redemption hereunder shall reimburse the Corporation for any excise or similar tax imposed in connection therewith. Notwithstanding anything to the contrary herein, if the occurrence of the event described in (i) or (ii) above is due to the failure of Tingo, Inc. or its representatives to provide to the Corporation or its representatives on a reasonably timely basis any information, document or statement reasonably requested or required by the Corporation in connection therewith, the Preferred Stock shall not be redeemed pursuant to this Section 7(b). Further notwithstanding the foregoing, if Tingo, Inc. refuses to comply with the reasonable requests of the Nasdaq Stock Market in connection with the Nasdaq Change of Control Application, the Preferred Stock shall continue to remain outstanding and the provisions of this Section 7(b), other than this sentence, shall not be applicable. For the avoidance of doubt, Material Restrictions requested by Nasdaq are not considered reasonable requests pursuant to this Section 7(b).

Section 8. Negative Covenants. As long as any Preferred Stock remains outstanding, unless the holders of at least a majority of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of its subsidiaries (but excluding the Tingo Business Subsidiaries) to, directly or indirectly:

a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

d) other than a Permitted Issuance, grant, issue, deliver, sell, authorize, pledge, dispose of or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Securities, or enter into other agreements or commitments of any character obligating it to issue any such Equity Securities, or modify the rights, preferences or other terms applicable to any such Equity Securities, or engage in any hedging transaction with a third Person with respect to such Equity Securities;

e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or substantially all or a material portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof in amount, in an aggregate amount not to exceed $5,000,000;

f) other than as contemplated by the Merger Agreement, or with respect to intercompany funding arrangements, enter into any contract that by its terms, individually or with all related contracts, calls for aggregate payments by the Corporation or its subsidiaries of at least $5,000,000;

g) except in respect of the Preferred Stock or the Corporation’s Series A Preferred Stock, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

h) expand the number of directorships of the Board of Directors to greater than six individuals, inclusive of any such directors who may be appointed by the Holder; or

i) enter into any agreement with respect to any of the foregoing in this Section 8.

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, Attention: Darren Mercer, e-mail address darren@mict-inc.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Merger Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Merger Agreement. If any shares of Preferred Stock shall be redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

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RESOLVED, FURTHER, that the Chief Executive Officer or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 6th day of October, 2022.

Name:	Darren Mercer	Name:	Moran Amran
Title:	Chief Executive Officer	Title:	Secretary

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